Exhibit 99.1

To: All employees

From: Darin

When: With PR release / Attached EE FAQs

Re: An Exciting New Chapter for Lattice

Team Lattice,

Today we issued a press release announcing that Lattice has signed a definitive agreement to be acquired by Canyon Bridge Capital Partners, a private US investment fund whose principals have global, broad market experience including deep experience in both the China and the US technology sectors. The transaction is anticipated to close in early 2017 and is subject to customary closing conditions, including shareholder and regulatory approvals. A copy of the press release is attached.

Canyon Bridge came to us with their offer because they believe in our vision and our team, and they want to invest in all of our technologies. Additionally, Canyon Bridge believes that with their industry contacts in our focused markets, they can help us grow even faster than we could grow on our own. In other words, Canyon Bridge can help us increase our investment footprint and create new market advantages, without the additional costs of being a public company. After considerable due diligence, including a review of strategic alternatives, our Board of Directors made the decision to accept their offer because, among other things, it provides significant benefits to our shareholders and at the same time, reduces our execution risk. This deal also allows us to enhance our focus on long-term innovation and growth.

I am very excited by the opportunity to partner with Canyon Bridge as I believe it offers us a brighter future. Specifically, I believe that this transaction will:

1.	Allow more focus, investment, and flexibility to pursue our SLRP & PLBP plans

2.	Free us from the overhead of public company regulations and reporting

3.	Enable more opportunities to grow in our largest target markets, and

4.	Deliver significant, certain and immediate value to our shareholders.

With this announcement, you are probably experiencing many different feelings. Please note that until the transaction closes, we are still a standalone company. Further, Canyon Bridge has stated that it does not intend to make any immediate changes in the company, including with respect to your overall compensation, salary and benefits. Upon the completion of the transaction, Lattice will be a standalone subsidiary of Canyon Bridge. The ELT and I will continue to lead the business, and our headquarters will still be in Portland.

To help address your questions, attached is a FAQ. As we are early in the process, there are many questions that we cannot answer yet, but we will commit to telling you as much as we can, as fast as we can. An ELT member will be at each site within several days to meet with you. As we go through the process we will continue to have Comm Sessions, Open Forums, and e-mail updates with respect to the business.

With this exciting announcement, you may receive media inquiries related to the transaction. It is important that you direct those to our media team by contacting Doug Hunter at 503.268.8512 or doug.hunter@latticesemi.com.

This is truly an exciting time to be at Lattice. I wouldn’t want to be anywhere else. Under Canyon Bridge, we have more opportunities and a better chance for success than ever before. As we push forward, I want to thank you in advance for your continued hard work and laser focus on our Customer Obsession, living our Core Values and Lattitudes, and executing on SLRP / PLBP.

Still running with the best toward a better, brighter future…

Darin

About Canyon Bridge Capital Partners, Inc.

Canyon Bridge is a newly formed, global private equity buyout fund, headquartered in Palo Alto, CA, focused on providing equity and strategic capital to enable technology companies to reach their full growth potential. The firm combines a deep knowledge of the global technology industry with experience in financial markets to provide world-class investment expertise in creating and maximizing value for its investors. Canyon Bridge seeks control investments in companies with strong platforms led by experienced management. Canyon Bridge’s investment philosophy is to work closely with company executives to implement best business practices and tap growth markets globally, including through additional investments and accretive acquisitions. Initial funding for Canyon Bridge comes from China-based limited partners. For more information, visit www.canyonbridge.com.

Forward Looking Statements

Certain statements made herein, including, for example, the expected date of closing of the proposed acquisition (the “Merger”) of Lattice Semiconductor Corporation (the “Company”) by Canyon Bridge Acquisition Company, Inc. (“Parent”) pursuant to the terms of the Agreement and Plan of Merger by and among the Company, Parent, and Canyon Bridge Merger Sub, Inc. (“Merger Sub”, and such agreement, the “Merger Agreement”) and the potential benefits of the Merger, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. These forward-looking statements reflect the current analysis of the management of the Company of existing information as of the date of these forward-looking statements and are subject to various risks and uncertainties, many of which are beyond our control, and are not guarantees of future results or achievements.

Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its businesses or operations. As a result, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the delay or termination of the Merger Agreement; the outcome or length of any legal proceedings that have been, or will be, instituted related to the Merger Agreement; the inability to complete the Merger due to the failure to timely or at all obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including the receipt on a timely basis or at all any required regulatory clearances related to the Merger, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) and from the Committee on Foreign Investment in the United States (CFIUS); the failure of Parent to obtain or provide on a timely basis or at all the necessary financing as set forth in the equity commitment letter delivered pursuant to the Merger Agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; the effects of local and national economic, credit and capital market conditions on the economy in general; and the other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the Securities and Exchange Commission (the “SEC”) as described below. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive.

Additional information concerning these and other factors that may impact our expectations and projections can be found in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2016 and July 2, 2016. Our SEC filings are available publicly on the SEC’s website at www.sec.gov, on the Company’s website at ir.latticesemi.com or upon request from the Company’s Investor Relations Department at lscc@globalirpartners.com. Except to the extent required by applicable law, we disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information about the Proposed Merger And Where To Find It

In connection with the proposed Merger, the Company will file a proxy statement with the SEC. Additionally, the Company plans to file other relevant materials with the SEC in connection with the proposed Merger. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed Merger and related matters. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC WHEN THEY

BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. The materials to be filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov or upon request from the Company’s Investor Relations Department at lscc@globalirpartners.com.

Participants in the Solicitation

The Company and its directors will, and certain other members of its management and its employees as well as Parent and Merger Sub and their directors and officers may, be deemed to be participants in the solicitation of proxies of Company stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, the Company’s proxy statement on Schedule 14A for its 2016 Annual Meeting of Stockholders, and the proxy statement and other relevant materials filed with the SEC in connection with the Merger if and when they become available. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the Merger when it becomes available.